                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            UCAR INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(UCAR INTERNATIONAL INC. LOGO)
                         UCAR INTERNATIONAL INC.

                         NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MAY 9, 2000 AND
                         PROXY STATEMENT

                                                                  March 31, 2000

                                ADMISSION TICKET

                            UCAR INTERNATIONAL INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                            MAY 9, 2000 AT 10:00 AM
                          LOEWS VANDERBILT PLAZA HOTEL
                              2100 WEST END AVENUE
                              NASHVILLE, TENNESSEE

           PRESENT THIS TICKET TO ADMIT ONE STOCKHOLDER AND ONE GUEST

Name of Stockholder:
                    ------------------------------------------------------------

Address:
        ------------------------------------------------------------------------

                       (See reverse side for directions)

FROM THE NORTH ON I-24 OR I-65:
Take I-24 or I-65 South until you reach I-265/Memphis. Take I-265 toward Memphis until you reach I-40. Take I-40 East/Nashville to Exit 209B, Broadway. Turn right onto Broadway at the traffic light. Veer right at fork in road onto West End Avenue. Hotel will be on your right just past 21st Avenue.

FROM THE SOUTH ON I-24 OR I-65:
Take I-24 West or I-65 North to I-40. Take I-40 West to Exit 209A, Broadway. Turn left onto Broadway. Veer right at fork in road onto West End Avenue. Hotel will be on your right just past 21st Avenue.

FROM THE EAST ON I-40 (INCLUDING NASHVILLE INTERNATIONAL AIRPORT):
Take I-40 West to Exit 209A, Broadway. Turn left onto Broadway. Veer right at fork in road onto West End Avenue. Hotel will be on your right just past 21st Avenue.

FROM THE WEST ON I-40:
Take I-40 East/Nashville to Exit 209B, Broadway. Turn right onto Broadway at the traffic light. Veer right at fork in road onto West End Avenue. Hotel will be on your right just past 21st Avenue.

(UCAR INTERNATIONAL INC. LOGO)

UCAR INTERNATIONAL INC. Suite 1100, 3102 West End Avenue, Nashville, TN 37203

GILBERT E. PLAYFORD
Chairman of the Board

                                                                  March 31, 2000

Fellow Stockholders:

     It is my pleasure to invite you to our annual meeting, which will be held on Tuesday, May 9, 2000, at 10:00 a.m., at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee.

     In the following pages, you will find the formal notice of our annual meeting and our proxy statement. After reading the proxy statement, please mark, sign and promptly return the enclosed proxy card to ensure that your shares are represented at the meeting.

     We hope that many of you will be able to attend our annual meeting in person. If you wish to do so, please indicate your intention where requested on the enclosed proxy card. In addition, please write your name, where indicated, on the enclosed admission ticket and bring it with you to the meeting.

     We appreciate the continuing interest of our stockholders in our business, and we look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ G.E. Playford

                                          Chairman of the Board

(UCAR INTERNATIONAL INC. LOGO)

UCAR INTERNATIONAL INC. Suite 1100, 3102 West End Avenue, Nashville, TN 37203

KAREN G. NARWOLD
Vice President,
General Counsel
and Secretary

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 9, 2000

     The annual meeting of stockholders of UCAR International Inc. will be held at 10:00 a.m. on Tuesday, May 9, 2000, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, for the following purposes:

          1. To elect 7 directors to serve on UCAR's Board of Directors until the annual meeting of stockholders for 2001.

          2. To transact such other business as may properly come before the meeting.

     To ensure that your shares are represented at the meeting in the event that you do not attend, please mark and sign the enclosed proxy card and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          /s/ Karen G. Narwold

                                          Vice President, General Counsel and
                                          Secretary

Date: March 31, 2000

(UCAR INTERNATIONAL INC. LOGO)

UCAR INTERNATIONAL INC. Suite 1100, 3102 West End Avenue, Nashville, TN 37203

                                PROXY STATEMENT
                  FOR ANNUAL MEETING OF STOCKHOLDERS FOR 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General Information for Stockholders........................    1
  Purpose of Proxy..........................................    1
  How to Vote...............................................    1
  Matters to Be Submitted to a Vote.........................    1
  Revoking Proxies..........................................    1
  Naming Other Proxies......................................    1
  Who May Vote..............................................    1
  Savings Plan Participants.................................    1
Election of Directors.......................................    1
  Nominees..................................................    1
  Meetings of the Board.....................................    3
  Committees of the Board...................................    3
  Director Compensation.....................................    4
  Stock Ownership Guidelines for Directors and Senior
     Management.............................................    5
  Executive Officer Compensation............................    5
  Report on Executive Compensation..........................   11
  Performance Graph.........................................   13
  Security Ownership of Management and Certain Beneficial
     Owners.................................................   14
  Section 16(a) Beneficial Ownership Reporting Compliance...   14
  Certain Transactions......................................   14
Stockholder Proposals for the Annual Meeting of Stockholders
  for 2001..................................................   15
Independent Public Accountants..............................   15
Other Information...........................................   15

GENERAL INFORMATION FOR STOCKHOLDERS

     PURPOSE OF PROXY. This proxy statement and the enclosed proxy card relate to the annual meeting of stockholders of UCAR International Inc., a Delaware corporation ("UCAR" and, together with its subsidiaries, "WE," "US" or "OUR"), for 2000. UCAR's Board of Directors is soliciting proxies from stockholders in order to provide every stockholder an opportunity to vote on all matters submitted to a vote of stockholders at the meeting, whether or not he or she attends in person. This proxy statement and the enclosed proxy card are being mailed to stockholders beginning on or about March 31, 2000.

     HOW TO VOTE. You may vote on each matter to be submitted to a vote of stockholders at the meeting by marking the appropriate box on the proxy card, signing it and returning it in the enclosed envelope. When the proxy card is properly signed and returned by you, your shares will be voted at the meeting by the proxyholders named on the proxy card in accordance with your directions. If you return the proxy card without marking a box for a specified matter, your shares will be voted on that matter as recommended by UCAR's Board of Directors.

     MATTERS TO BE SUBMITTED TO A VOTE. The only matter known to management to be submitted to a vote of stockholders at the meeting is the election of directors. When you sign and return a proxy card, your proxy card gives the proxyholders the discretionary authority to vote your shares in accordance with their best judgment on any other business that may come before the meeting. Unless you specify otherwise, your shares will be voted on any other business as recommended by UCAR's Board of Directors.

     REVOKING PROXIES. If you sign and return a proxy card, you may revoke it or submit a revised one at any time before the vote to which the proxy card relates. You may also vote by ballot at the meeting. If you vote by ballot, you will thereby cancel any proxy which you previously returned as to any matter on which you vote by ballot.

     NAMING OTHER PROXIES. You may designate as your proxy someone other than those named on the enclosed proxy card by crossing out those names and inserting the name(s) of the person(s) you wish to have act as your proxy. No more than three persons should be so designated. In such a case, you must deliver the proxy card to the person(s) you designated and they must be present and vote at the meeting. Proxy cards on which other proxyholders have been designated should not be mailed or delivered to us.

     WHO MAY VOTE. Stockholders as of the close of business on March 17, 2000 are entitled to notice of and to vote at our annual meeting. Each share of common stock, par value $.01 per share, of UCAR is entitled to one vote. As of March 17, 2000, 45,119,788 shares of common stock were outstanding. Those shares were held by 62 stockholders of record.

     SAVINGS PLAN PARTICIPANTS. If you participate in the UCAR Carbon Savings Plan (the "SAVINGS PLAN"), your proxy card will represent both the number of shares registered in your name and the number of shares allocated to your account in the Savings Plan. All of these shares will be voted by the trustee for the Savings Plan in accordance with your directions on the proxy card signed and returned by you.

ELECTION OF DIRECTORS

     NOMINEES. Unless you specify otherwise, your shares represented by a proxy card signed and returned by you will be voted for the election to UCAR's Board of Directors of each of the seven nominees listed below. UCAR'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW.

     The seven nominees listed below were unanimously nominated by UCAR's Board of Directors. Each nominee has consented to being named as a nominee for election as a director and agreed to serve if elected. Each nominee who is elected will serve as a director for one year until his or her successor is elected at the next annual meeting of stockholders or until his or her earlier removal or resignation. Except as otherwise described below, if any of the nominees is not available for election at the time of our annual meeting, discretionary authority will be exercised to vote for substitutes designated by UCAR's Board of

Directors unless UCAR's Board of Directors chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee unavailable. The ages of the nominees are given as of March 1, 2000.

     Gilbert E. Playford, age 52, became a director in June 1998, when he joined UCAR as President and Chief Executive Officer. In September 1999, Mr. Playford also became the Chairman of the Board. From January 1996 to June 1998, he was the President and Chief Executive Officer of LionOre Mining International Ltd., a Toronto Stock Exchange company which he founded and which is engaged in mining nickel in Botswana and nickel/gold in Australia. Prior to founding LionOre Mining International Ltd., of which he continues to serve as a director and non-executive Chairman, Mr. Playford spent his career with Union Carbide Corporation ("Union Carbide"). We are the successor to the Carbon Products Division of Union Carbide. Mr. Playford began his career in 1972 with Union Carbide in Canada. In 1989, after several years in Europe and Canada, he was appointed Corporate Vice President, Strategic Planning of Union Carbide. In 1990, he became Vice President, Corporate Holdings of Union Carbide. He assumed the additional responsibility of President and Chief Executive Officer of Union Carbide's Canadian subsidiary in 1991. Mr. Playford was named Vice President, Treasurer and Principal Financial Officer of Union Carbide in 1992. In his capacity as Principal Financial Officer of Union Carbide, he also served as a nominee of Union Carbide on UCAR's Board of Directors from 1992 until our leveraged equity recapitalization in January 1995. He took on additional duties as Vice President for Union Carbide's latex and paint business in 1993. Mr. Playford left Union Carbide in January 1996.

     R. Eugene Cartledge, age 70, became a director in February 1996. From 1986 until his retirement in 1994, he was the Chairman of the Board and Chief Executive Officer of Union Camp Corporation. Mr. Cartledge retired as Chairman of the Board of Savannah Foods & Industries, Inc. in December 1997. He is a director of Chase Brass Industries, Inc., Sun Company, Inc. and Delta Air Lines, Inc.

     Mary B. Cranston, age 52, became a director in January 2000. Ms. Cranston is a partner and has served since 1999 as Chairperson of Pillsbury Madison & Sutro LLP, an international law firm based in San Francisco, California. Ms. Cranston has been practicing complex litigation, including antitrust, telecommunications and securities litigation, with Pillsbury Madison & Sutro LLP since 1975. She is a director of the San Francisco Chamber of Commerce and the Bay Area Council, and a trustee of the San Francisco Ballet.

     Alec Flamm, age 73, became a director in April 1998. From January 1982 to August 1985, Mr. Flamm served as President and Chief Operating Officer of Union Carbide. Mr. Flamm joined Union Carbide in 1949 and held various marketing and management positions. He retired as a Vice Chairman and a director of Union Carbide in March 1986. Mr. Flamm served Union Carbide as Vice Chairman from August 1985 and as a director from 1981.

     John R. Hall, age 67, became a director in November 1995. Since July 1997, he has been the non-employee Chairman of Arch Coal, Inc. He retired as Chairman effective January 31, 1997 and as Chief Executive Officer effective October 1, 1996 of Ashland Inc., which positions he had held since 1981. Mr. Hall served in various engineering and managerial capacities at Ashland Inc. since 1957. Mr. Hall is a director of Bank One Corporation, Canada Life Assurance Company, CSX Corporation, Humana Inc., Reynolds Metals Company, Arch Coal Inc. and USEC Inc.

     Thomas Marshall, age 71, became a director in June 1998. He retired in 1995 as Chairman of the Board and Chief Executive Officer of Aristech Chemical Corporation, a spinoff of USX Corp., which positions he had held since 1986. Mr. Marshall had previously served in various positions, including Executive Vice President and Chief Operating Officer - Manufacturing, Fabricating and Chemicals, for the former U.S. Steel Corp. Mr. Marshall serves on the Boards of Baron Enterprises and the National Flag Foundation. He is a trustee of the University of Pittsburgh and a director of the Thomas Marshall Foundation, which makes grants to organizations working to improve the quality of life for children and their families.

     Michael C. Nahl, age 57, became a director in January 1999. He is Senior Vice President and Chief Financial Officer of Albany International Corporation, a manufacturer of paper machine clothing, which are the belts of fabric that carry paper stock through the paper production process. He joined Albany International Corporation in 1981 as Group Vice President, Corporate and was appointed to his present position in 1983. Mr. Nahl is a member of the Chase Manhattan Corporation Northeast Regional Advisory Board.

     In connection with the settlement in October 1999 of the securities class action lawsuit which had been commenced in April 1998 against UCAR and certain former and current directors and officers, UCAR has agreed that it will take and cause to be taken all reasonable and appropriate steps for the nomination for re-election and the re-election of Ms. Cranston at our annual meetings in 2000, 2001 and 2002 unless she resigns, retires, dies, becomes disabled, is removed or not re-nominated for good cause shown, is removed or resigns in connection with a change in control of UCAR, or is not re-elected by our stockholders. If prior to our annual meeting in 2001, Ms. Cranston ceases to be a director for any of the reasons mentioned above (other than that relating to a change in control), then the lead plaintiff in the lawsuit, the Florida State Board of Administration which is the eighth largest state employees pension fund, and UCAR shall identify other individuals possessing relevant business, financial, antitrust compliance, corporate governance and other experience for consideration as candidates for election as a director. The lead plaintiff shall recommend one or more of such individuals to be so elected and, upon UCAR's approval of such individual, UCAR shall be obligated to take the steps described above with respect to that individual. UCAR has also agreed that Ms. Cranston and/or such other individual will be appointed as a member of the Audit and Finance Committee.

     MEETINGS OF THE BOARD. UCAR's Board of Directors met five times in 1999. Each director listed above who was then serving attended all of the meetings of UCAR's Board of Directors and the meetings of the committees of UCAR's Board of Directors of which he was a member, except for Mr. Marshall who did not attend one meeting of UCAR's Board of Directors and one meeting of each of the Audit and Finance Committee and the Organization, Compensation and Pension Committee.

     COMMITTEES OF THE BOARD. UCAR's Board of Directors has three standing committees. The members of each committee at March 1, 2000, the number of meetings held by each committee in 1999 and the functions of each committee are described below. The chairperson of each committee is indicated by an asterisk.

     Audit and Finance Committee, which held three meetings in 1999.

     Members: Messrs. Flamm* and Nahl and Ms. Cranston. None of our employees may be a member of the committee.

     Functions: Responsible for: policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors, the planning, scope, timing and cost of any audit and any other services the independent auditors may be asked to perform; reviewing with the independent auditors their report on the financial statements following completion of each such audit; reviewing the adequacy and results of the internal accounting and financial control systems and practices; reviewing with UCAR's General Counsel legal matters which may have a significant impact on us; reviewing material financing, financial planning and hedging, derivative and other capital and capital market activities, UCAR's dividend and stock repurchase policies, reports on officers' and directors' expenses and overseeing policies, procedures and other matters relating to business integrity and ethics including conflict of interest, antitrust and insider trading matters.

     Nominating Committee, which held two meetings in 1999.

     Members:   Messrs. Flamm and Nahl* and Ms. Cranston.

     Functions: Responsible for: reviewing the criteria for election as a director of UCAR and recommending individuals to UCAR's Board of Directors for election as directors of UCAR.

     Organization, Compensation and Pension Committee, which held three meetings in 1999.

     Members:   Messrs. Cartledge, Hall* and Marshall.

     Functions: Responsible for: policies, procedures and other matters relating to employee benefit and compensation plans, including compensation of the executive officers as a group and the chief executive officer individually; policies, procedures and other matters relating to management development; reviewing, monitoring and recommending (for approval by UCAR's Board of Directors) plans with respect to succession of officers and other key employees; administering and making recommendations or awards under certain cash and stock-based compensation plans; reviewing and recommending (for approval by UCAR's Board of Directors) matters relating to the provision of, and payment for, indemnification to directors and officers in certain circumstances; review periodically UCAR's policies on management perquisites, employee relations, equal opportunity employment and sexual harassment prevention; search for, select and review annually the performance of investment managers for our qualified and non-qualified retirement and benefit plans, review periodically the financial and investment policies and objectives of such plans and monitor legal compliance for such plans; and review and make recommendations to the Audit and Finance Committee relating to actuarial assumptions applicable to and funding for our retirement and benefit plans.

     DIRECTOR COMPENSATION. Employee directors do not receive compensation for rendering services as directors. All directors are entitled to reimbursement for all expenses incurred for rendering services as directors. Non-employee directors are entitled to receive the compensation described below.

     Annual Retainer:        $25,000 ($27,000, if chairperson of one or more
                             committees).

     Attendance Fee:         $1,000 for each meeting attended (but no more than
                             one fee for multiple meetings held at the same time as a regularly scheduled meeting of UCAR's Board of Directors).

     Stock Option Grants:    Options for 5,000 shares upon initial election as
                             director granted as described below; options for additional shares annually (3,200 shares for 2000) as described below.

     Stock Options. In 1998, UCAR's Board of Directors adopted a policy of awarding options to all non-employee directors. Under the policy, each individual who was a non-employee director at March 30, 1998, and who, subsequent to March 30, 1998, became or becomes a non-employee director, has been or will be granted an option to purchase 5,000 shares of common stock (the "Initial Grants"). In 1999, UCAR's Board of Directors adopted the policy of granting, in addition to the Initial Grants, an option to purchase shares of common stock to each non-employee director serving as such on January 1 of each year and a prorated number of shares for such portion of the year in which a non-employee director is elected and serves as such. For 2000, each non-employee director will receive an option for 3,200 shares of common stock or a prorated amount thereof. UCAR's Board of Directors determines the number of shares covered by such options each year for the ensuing year. All of the options vest one year after the date of grant so long as the director is then serving as a director. The exercise price per share of an option, for grants made prior to September 1998, was the average of the high and low trading prices for the 20 business days immediately preceding the date of grant and, for grants made after September 1998, is the closing sale price of a share of common stock on the last trading date preceding the date of grant. Options granted to a non-employee director expire upon the earlier of ten years after the date of grant or four years after the director ceases to be a director. Other provisions relating to the options are described below.

     Restricted Stock. From 1995 through 1999, all non-employee directors participated in a stock grant plan which provided that each non-employee director at January 1, 1996 would be granted 1,000 shares of common stock, which became nonforfeitable over five years at the rate of 200 shares per year on January 1 of each year commencing January 1, 1996. The plan further provided that each individual who became a non-employee director after January 1, 1996 would be granted that number of shares of common stock equal to 200 times the number of full or partial years between such date and December 31, 1999, which shares became nonforfeitable in the same manner. The plan expired on January 1, 2000. Each participant in the plan has voting rights with respect to those shares which are nonforfeitable. On each date on which shares became nonforfeitable, a cash payment was made by us to the participants for the purpose of paying any federal, foreign or state income tax liabilities associated with the award of those shares.

     Other Compensation. UCAR's Board of Directors has in the past and may in the future award additional cash or stock-based compensation to one or more directors for special services rendered to UCAR. A former director received additional retainers of $62,500 and $6,250 for special services rendered in 1999.

     STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND SENIOR MANAGEMENT. UCAR's Board of Directors has adopted guidelines for ownership of common stock by directors and senior management. Compliance with these guidelines by directors and senior management is voluntary.

     Under these guidelines, each non-employee director should, within a reasonable period of time after the later of the adoption of the guidelines or election as a director, own shares of common stock with a market value equal to at least $150,000. UCAR's Board of Directors has adopted a policy providing that we will not finance a director's purchase or holding of these shares.

     In addition, under the guidelines, certain members of senior management should, within five years after the later of adoption of the guidelines or appointment as a member of senior management, own shares of common stock with a market value equal to his or her annual base salary (or, in the case of the chief executive officer, three times his annual base salary). All executive officers currently comply with the guidelines.

     EXECUTIVE OFFICER COMPENSATION. The following table sets forth certain information concerning compensation received by our chief executive officer at December 31, 1999 and each of our other four most highly compensated executive officers at December 31, 1999 who received total salary and bonus compensation in excess of $100,000 for services rendered in all capacities (including service as a director of UCAR or an officer or director of one or more of our subsidiaries) during our last fiscal year. The individuals listed in the following table are sometimes called the "NAMED EXECUTIVE OFFICERS."

                         SUMMARY COMPENSATION TABLE(A)

                                            ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                               ---------------------------------------------   -----------------------------------
                                                                                       AWARDS             PAYOUTS
                                                                               -----------------------   ---------
                                                                               RESTRICTED   SECURITIES   LONG TERM
       NAME AND                              VARIABLE         OTHER ANNUAL       STOCK      UNDERLYING     PLAN         ALL OTHER
 PRINCIPAL POSITIONS    YEAR    SALARY    COMPENSATION(B)   COMPENSATIONS(C)     AWARDS      OPTIONS      PAYOUTS    COMPENSATION(D)
 -------------------    ----   --------   ---------------   ----------------   ----------   ----------   ---------   ---------------
Gilbert E. Playford...  1999   $540,000      $645,000           $261,514          --              --        --          $ 79,946
  Chairman of the
  Board,                1998    263,258                           42,894          --         600,000        --             8,977
  Chief Executive
  Officer and
  President(e)
Craig S. Shular.......  1999    225,000       250,000             78,322          --         150,000        --            20,477
  Executive Vice
  President, Electrode
  Sales and Marketing
  and Chief Financial
  Officer(f)
Peter B. Mancino......  1999    228,339       175,000             64,210          --              --        --            27,302
  Vice President(g)     1998    212,500       200,000             26,062          --         100,000        --           513,575
                        1997    196,667       425,800             45,242          --              --        --            27,710
Corrado F. De
  Gasperis............  1999    181,005       175,000            127,698          --              --        --            14,359
  Vice President and
  Chief Information
  Officer(h)
Petrus J. Barnard.....  1999    188,004       175,000            145,078          --              --        --            17,788
  Executive Vice
  President,            1998    172,336            --             96,573          --          66,000        --            22,664
  Global Electrode
  Supply Chain(i)

---------------

(a) Includes, for each year, compensation earned but deferred under compensation deferral or other applicable plans or statutory provisions.
(b) Consists of cash bonuses under various plans or as otherwise approved by UCAR's Board of Directors.
(c) Includes, for 1998 and 1997 (as applicable), respectively: for Mr. Playford, $11,320, for Mr. Mancino, $9,245 and $29,200, and for Mr. Barnard, $7,568, of payments under a worldwide group profit sharing plan for 1998 and a U.S. group profit sharing plan for 1997. Includes, for 1999, 1998 and 1997 (as applicable), respectively: for Mr. Playford, $4,851 and $740, for Mr. Shular, $13,125, for Mr. Mancino, $13,125, $5,300 and $5,145,
     for Mr. De Gasperis, $10,925, and for Mr. Barnard, $5,475 and $10,600, of financial planning services and related tax advice and, in certain cases, tax return preparation services; for Mr. Playford, $134,245 and $5,350, for Mr. Shular, $18,454, for Mr. Mancino, $28,488, $11,517 and $10,897, for Mr.
     De Gasperis, $14,502, and for Mr. Barnard, $14,584 and $691, of imputed interest income and reimbursement for tax liabilities on non-interest bearing loans made under various programs; for Mr. Playford, $24,795 and $25,484, and for Mr. Barnard, $14,330 and $19,237, of reimbursement for miscellaneous expenses and, if applicable, reimbursement for tax liabilities thereon; for 1999 for Mr. Playford, $97,623, for Mr. Shular $46,743, for Mr. De Gasperis, $102,271, and for 1999 and 1998 for Mr. Barnard, $82,488 and $32,627, of reimbursement for relocation expenses and, if applicable, reimbursement for tax liabilities thereon; for 1999 and 1998 for Mr. Barnard, $28,201 and $25,850, for allowances for international service; and for Mr. Mancino, $22,597, for accrued vacation paid in 1999.
(d) Includes, for 1999, 1998 and 1997 (as applicable), respectively: for Mr. Playford, $70,948 (for 1999), for Mr. Shular, $14,477, for Mr. Mancino, $21,302, $24,619 and $24,110, for Mr. De Gasperis, $5,361, and for Mr.
     Barnard, $11,788 and $16,664, for annual life insurance premiums paid on a split dollar life contract; for Mr. Playford, $8,998 and $8,977, for Mr. Shular, $6,000, for Mr. Mancino, $6,000, $6,000 and $3,600, for Mr. De
     Gasperis, $8,998, and for Mr. Barnard, $6,000 and $6,000, for employer contributions to the Savings Plan; and for Mr. Mancino, $482,956, attributable to annuitization of non-funded retirement benefits and reimbursement for related tax liabilities for 1998. The amount of the whole life insurance portion reported as paid for the executive is the entire premium minus that portion of the premium actually paid by the executive. We recover our contributions following the latest of the executive's retirement, attainment of age 65 or fifteenth year of participation.
(e) Mr. Playford became Chief Executive Officer and President in June 1998 and Chairman of the Board in September 1999.
(f) Mr. Shular was Vice President and Chief Financial Officer through 1999 and became Executive Vice President, Electrode Sales and Marketing and Chief Financial Officer in February 2000.
(g) Mr. Mancino was Vice President, General Counsel and Secretary until September 1999 and Vice President through December 1999.
(h) Mr. De Gasperis was Controller through 1999 and became Vice President and Chief Information Officer in February 2000.
(i) Mr. Barnard was Director, Electrode Operations, Americas through 1999 and became Executive Vice President, Global Electrode Supply Chain in February 2000.

     The following table sets forth certain information relating to options granted to the named executive officers during 1999.

                             OPTION GRANTS IN 1999

                                                 INDIVIDUAL GRANTS
                                  ------------------------------------------------
                                    NUMBER     PERCENT OF                            POTENTIAL REALIZABLE VALUE AT
                                      OF         TOTAL                                  ASSUMED ANNUAL RATES OF
                                  SECURITIES    OPTIONS                                STOCK PRICE APPRECIATION
                                  UNDERLYING   GRANTED TO   EXERCISE                        FOR OPTION TERM
                                   OPTIONS     EMPLOYEES      PRICE     EXPIRATION   -----------------------------
              NAME                 GRANTED      IN 1999     PER SHARE      DATE           5%              10%
              ----                ----------   ----------   ---------   ----------   -------------   -------------
Gilbert E. Playford.............        --         --            --            --             --              --
Craig S. Shular.................   150,000(a)      37%       $17.31       9/29/08     $1,577,575      $3,967,055
Peter B. Mancino................        --         --            --            --             --              --
Corrado F. De Gasperis..........        --         --            --            --             --              --
Petrus J. Barnard...............        --         --            --            --             --              --

---------------

(a) Constitutes initial grant made to Mr. Shular when he became Vice President and Chief Financial Officer in January 1999.

     The following table sets forth certain information relating to the exercise of previously granted options by the named executive officers during 1999.

                      AGGREGATED OPTION EXERCISES IN 1999
                     AND OPTION VALUES AT DECEMBER 31, 1999

                                                                                                     VALUE OF
                                   NUMBER OF                   NUMBER OF SECURITIES             UNEXERCISED IN THE
                                    SHARES                    UNDERLYING UNEXERCISED             MONEY OPTIONS AT
                                  ACQUIRED ON    VALUE     OPTIONS AT DECEMBER 31, 1999         DECEMBER 31, 1999
              NAME                 EXERCISE     REALIZED    (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
              ----                -----------   --------   -----------------------------   ----------------------------
Gilbert E. Playford.............      --          --              300,000/300,000               $      225,000/$0
Craig S. Shular.................      --          --               100,000/50,000                   50,000/25,000
Peter B. Mancino................      --          --                   315,153/--                     2,272,250/0
Corrado F. De Gasperis..........      --          --                75,000/21,000                        56,250/0
Petrus J. Barnard...............      --          --               182,689/15,472               1,190,124/106,945

     Employment and Other Agreements. In June 1998, UCAR entered into a five-year employment agreement with Mr. Playford to serve as President and Chief Executive Officer. The agreement automatically renews for successive additional one-year terms, unless UCAR gives notice of non-renewal within 90 days prior to any renewal date or Mr. Playford gives notice of non-renewal at least two years prior to any renewal date.

     Mr. Playford is entitled to receive a base salary (which may be increased by UCAR's Board of Directors) of $540,000 ($650,000, approved by UCAR's Board of Directors on December 17, 1999) and annual cash bonuses (commensurate with his position). In addition, for the purpose of calculating Mr. Playford's benefits under the UCAR Carbon Retirement Program, (i) Mr. Playford earns, ratably over the initial term of the agreement, credit for 26.5 years of prior service, substantially all of which was with Union Carbide, and (ii) the amount of benefits receivable by Mr. Playford under the UCAR Carbon Retirement Program will be likewise ratably offset by the amount of benefits receivable by him under the Union Carbide Retirement Program.

     At the time he entered into the employment agreement, Mr. Playford received options to purchase 300,000 shares of common stock. Two-thirds of the options vest on the second anniversary of the date of grant and the balance of the options vest on the third anniversary of the date of grant. The exercise price per share of the options ($30.58 per share) was equal to the average of the high and low trading prices for the 20 business days immediately preceding the date of grant. The options expire in January 2007. Other provisions relating to the options are described below. In recognition of Mr. Playford's appointment as Chairman of the Board in September 1999 in addition to President and Chief Executive Officer, UCAR's

Board of Directors approved a grant to Mr. Playford of 100,000 shares of restricted stock, of which 70,000 shares will vest in June 2003 and 30,000 shares will vest in December 2004, in both cases assuming Mr. Playford is still employed by UCAR. The grant was made on January 5, 2000.

     The agreement provides for termination (subject to certain notice and other procedural provisions) by UCAR for cause or by Mr. Playford for good reason and contains a noncompetition covenant which continues for a period of two years beyond the expiration of the then current term. If UCAR terminates Mr. Playford's employment without cause or Mr. Playford resigns for good reason, then Mr. Playford will be entitled to severance payments and enhanced pension benefits and all of his years of prior service, substantially all of which was with Union Carbide, will be immediately recognized. Those severance payments will equal 2.99 times the sum of Mr. Playford's base salary and the cash bonus paid or payable for the calendar year ending on or immediately before termination. Mr. Playford's pension benefits will be enhanced by assuming that he had an additional three years of age and three years of service. These benefits are payable commencing immediately following termination of employment and are not reduced for early commencement of benefits.

     UCAR has agreed that, for the purpose of calculating Mr. Shular's benefits under the UCAR Carbon Retirement Program, Mr. Shular earns, ratably over five years, credit for 22.5 years of prior service, all of which was with Union Carbide, with the same offset arrangement as Mr. Playford.

     In connection with the 1995 Equity Recapitalization, UCAR entered into an employment agreement with Mr. Mancino. The agreement had a three year initial term, which expired on January 26, 1998, and provided for automatic renewals for successive additional one year terms unless UCAR or the officer gives notice of non-renewal not less than 90 days prior to the expiration of the then current term or the officer retires in accordance with the applicable retirement plan. Mr. Mancino retired as General Counsel and Secretary effective September 15, 1999 and as Vice President effective December 31, 1999. The agreement contains a noncompetition covenant which continues for a period of two years after his retirement.

     Under the agreement, the base salary at the time of retirement for Mr. Mancino was $235,008. The agreement provided Mr. Mancino with the opportunity to receive two cash bonuses, the first of which consisted of annual awards as determined by UCAR's Board of Directors and the second of which was payable if actual EBITDA (as defined in the agreements) equaled or exceeded specified targets. The amount of the EBITDA cash bonus equaled 75% of base salary (excluding increases in base salary subsequent to the 1995 Equity Recapitalization) for achieving 100% of the specified target, plus an additional 5% of base salary (excluding those increases) for each percentage point by which actual EBITDA exceeded such specified target. Mr. Barnard is also eligible for both bonuses. No EBITDA cash bonus payments were made for 1999. The EBITDA cash bonus plan terminated on December 31, 1999.

     UCAR's Board of Directors has determined that, upon his retirement, Mr. Mancino became entitled to severance payments and enhanced pension benefits as provided in the agreement. Those severance payments equal two times the sum of his base salary and the cash bonus paid or payable for 1999, reduced by any pension payments paid by us under our qualified and nonqualified pension plans for the two year period following his retirement (or, if Mr. Mancino elects to defer receipt of such benefits, the amount he would have so received). Mr. Mancino's pension benefits are enhanced by assuming that he had an additional three years of age and three years of service. These benefits are not reduced for early commencement of benefits.

     UCAR's Board of Directors has approved severance compensation agreements for more than 28 members of management, including the current named executive officers. In the case of the current named executive officers, the agreements provide for severance compensation equal to 2.99 times the officer's base salary and, with respect to U.S. employees, extended insurance coverage and reimbursement for certain excise tax liabilities (and income tax liabilities on this reimbursement). The officers are entitled to the compensation if they are terminated (other than for cause) or resign for good reason within 12 months after a change in control. A change in control has the same meaning under the agreements as it has under certain stock option agreements as described below. The employment agreement with Mr. Playford also has a change of control provision similar to the ones under these agreements, except that it covers termination or resignation within two years after a change in control.

     Stock Options. We maintain several plans which provide for the grant of options to purchase shares of common stock to management employees and which are amended from time to time. In 1998, non-employee directors became eligible to receive options under one of the plans and the number of shares of common stock subject to plans in which named executive officers and non-employee directors are eligible to participate was increased to about 7,300,000. Management employees have been and may be granted vested or unvested options at the discretion of UCAR's Board of Directors or the Organization, Compensation and Pension Committee. Unvested options granted to management employees have vested or may vest on satisfaction of such employment or performance conditions as may be provided in the plan or as may be imposed by UCAR's Board of Directors or the Organization, Compensation and Pension Committee at the time of grant. The exercise price per share of options granted under the plans must equal the fair market value of a share of common stock on the date of grant. Prior to September 1998, the definition of fair market value under certain plans had been the average of the high and low trading prices for the 20 business days immediately preceding the relevant date, except in the case of options granted in connection with the 1995 Equity Recapitalization. The exercise price per share of those options was fixed at $7.60 per share, which was the price at which unrelated third parties purchased a majority of the outstanding shares of common stock on that date. In September 1998, the definition of fair market value under those plans was changed to mean the closing sale price of a share of common stock on the last trading day preceding the relevant date. The exercise price of options may, under certain circumstances, be paid with the proceeds from the sale of shares to be issued upon exercise of such options. Any shares subject to, and the exercise prices of, options are subject to adjustment for stock dividends, stock splits, share combinations and certain other events. All options which have been granted, and substantially all options which may be granted, under the plans are nonqualified stock options. Options awarded to employees expire on, among other dates, the date fixed by UCAR's Board of Directors or the Organization, Compensation and Pension Committee at the time the options are granted, but must expire within no more than 12 years under one plan, or 10 years under other plans, after the date of grant.

     UCAR has the right to cancel substantially all outstanding options in the event of a change in control, in which event UCAR is required to pay participants an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares. For this purpose, after the plans discussed above were amended in 1998, a change in control occurs on: (i) the date on which any person or group becomes the beneficial owner of more than 22.5% of the outstanding common stock; (ii) the date, at the end of any two-year period, on which individuals, who at the beginning of such period were directors of UCAR, or individuals nominated or elected by a vote of 66 2/3% of such directors or directors previously so elected or nominated ("Incumbent Directors"), cease to constitute a majority of UCAR's Board of Directors; (iii) the date on which stockholders of UCAR approve a liquidation or dissolution of UCAR; or (iv) the date on which UCAR consummates certain reorganizations, mergers, asset sales or similar transactions.

     Compensation Deferral. We maintain a compensation deferral plan for the benefit of United States-paid management employees who participate in a variable compensation program. The plan is effective for compensation that would otherwise be payable on or after January 1, 2000. Under the plan, participants are able to defer up to 85% of their variable compensation, up to 50% of their base salary and up to 100% of their lump sum payments from our non-qualified retirement plans. Distributions from the plan generally will be made upon retirement or other termination of employment, unless further deferred by the participant. In addition, a participant may irrevocably elect to receive interim distributions prior to retirement or other termination of employment.

     Retirement. Prior to February 25, 1991, substantially all of our domestic employees participated in the Union Carbide Retirement Program. Effective February 25, 1991, we adopted the UCAR Carbon Retirement Program, which was similar to the Union Carbide Retirement Program at that time. The cost of the UCAR Carbon Retirement Program is borne entirely by us. The UCAR Carbon Retirement Program covers substantially all of our employees in the U.S. and certain U.S. nationals employed by our foreign subsidiaries. Retirement and death benefits related to employee service through February 25, 1991 are covered by the Union Carbide Retirement Program. Benefits paid by the Union Carbide Retirement Program are based on final average pay through February 25, 1991 plus salary increases (not to exceed 6% per year) through January 26, 1995. All of our employees who retired prior to February 25, 1991 are covered under the Union Carbide Retirement Program. Subject to certain limitations, all service and earnings recognized under the Union Carbide Retirement Program prior to February 25, 1991 are recognized under the UCAR Carbon Retirement Program.

     The following table sets forth the estimated annual benefits payable, based on the indicated credited years of service and the indicated average annual compensation used in calculating benefits, assuming a normal retirement at age 65 in 2000, under the Union Carbide Retirement Program and the UCAR Carbon Retirement Program on a combined basis.

                             RETIREMENT PLAN TABLE

                                        YEARS OF SERVICE
AVERAGE ANNUAL   ---------------------------------------------------------------
 COMPENSATION       15         20         25         30         35         40
--------------      --         --         --         --         --         --
  $  100,000     $ 22,500   $ 30,000   $ 37,500   $ 45,000   $ 52,500   $ 60,000
     150,000       33,570     45,000     56,520     67,500     78,750     90,000
     250,000       56,520     75,000     93,750    112,500    131,250    150,000
     500,000      112,500    150,000    187,500    225,000    262,500    300,000
   1,000,000      225,000    300,000    375,000    450,000    525,000    600,000

     Under the UCAR Carbon Retirement Program, the monthly amount of an employee's retirement benefit upon retirement at age 65 is a percentage of average monthly compensation received during the three-year period preceding retirement, or the highest average monthly compensation received during any three calendar years in the 10 calendar years preceding retirement if it would result in a higher pension benefit, multiplied by the number of years of service credit, less up to 50% of projected primary Social Security benefits and less any public pension (except any military pension or any benefit under the Social Security Act). An employee who is (i) age 62 or over with ten or more years of service credit or (ii) whose age and service credit add up to 85 may voluntarily retire earlier than age 65 with a retirement benefit unreduced because of early retirement, based on years of service credit at the date of retirement. The compensation covered by the UCAR Carbon Retirement Program includes salary and certain variable compensation, including, through 1999, group profit sharing in an amount up to 8% of the employee's base salary. The benefits payable reflected in the preceding table are calculated on a straight life annuity basis and are subject to an offset for such Social Security benefits.

     For federal income tax purposes, the amount of benefits that can be paid from a qualified retirement plan is restricted. We have adopted nonqualified unfunded plans for payment of those benefits at retirement that cannot be paid from our qualified retirement plan. These nonqualified plans together with our qualified retirement plan constitute the UCAR Carbon Retirement Program. Employees who retire after January 1, 1994 may elect to receive the payment of benefits from these nonqualified unfunded plans monthly or in a lump sum. Benefits under certain of these plans, under certain circumstances, may be terminated if UCAR's Board of Directors determines that an employee has engaged in activities which are detrimental to the interests of, or are in competition with, UCAR. Except as described in the preceding sentence and, with respect to years of service, as described above for Messrs. Playford and Shular, the practical effect of these non-qualified plans is to calculate benefits to all employees, including those who are officers and directors, on a uniform basis.

     Benefits under these nonqualified plans are generally paid out of our general assets, although they may also be paid through a grantor trust adopted by us or by purchase of annuities. When we purchase annuities, this does not increase the after tax amount of benefits to which employees are entitled, but does relieve us of liability for the benefits under the nonqualified plans covered by such annuities.

     As of February 28, 2000, the named executive officers were credited with the number of years of service under the UCAR Carbon Retirement Program (unless noted otherwise) as follows: Mr. Playford, age 52, is credited with 28 years of service, substantially all of which was with Union Carbide and which will vest under the UCAR Carbon Retirement Program ratably through 2003, Mr. Shular, age 47, is credited with 23 years of service, substantially all of which was with Union Carbide and which will vest under the UCAR Carbon Retirement Program ratably through 2003, Mr. Mancino, age 57, is credited with 27 years of service and retired on December 31, 1999, Mr. De Gasperis, age 34, is credited with 1 year of service, and Mr. Barnard, age 50, is credited with 28 years of service, of which 26 years were with our foreign subsidiaries.

     Benefit Security. We have adopted a grantor trust to assist us in providing for payment of certain benefit plan obligations to management which are currently paid out of our general assets. These obligations include accrued benefits under nonqualified retirement plans and severance obligations under employment and other agreements. In 1998, we used funds in the trust to purchase annuities to pay certain of those accrued benefits with respect to certain members of senior management, including Mr. Mancino. The trust is also used to set aside compensation which is deferred under our compensation deferral plan.

     The trust contains a benefits protection account which makes funds available to the trustee to assist participants and their beneficiaries in enforcing their claims with respect to those benefits and obligations upon a change in control. We may from time to time contribute assets to or, with the approval of a majority of UCAR's Board of Directors, withdraw assets from the trust (other than from the benefits protection account, to which $250,000 has been contributed), except that no withdrawal can be made after a change in control until all such benefits and obligations are paid or discharged. UCAR's Board of Directors may amend or terminate the trust at any time prior to a change in control. Upon a change in control, the trust becomes irrevocable, UCAR is required to make contributions to the trust sufficient to discharge such obligations or pay such benefits and the trustee is required to use the amounts held in the trust for such purposes. Upon a change in control, no amendment of the trust may be adopted without the written consent of a majority of the participants and the beneficiaries who are receiving benefits. Consistent with the requirements of applicable law, the assets of the trust are subject to the claims of creditors of UCAR in the event of UCAR's insolvency or bankruptcy. For this purpose, a change in control occurs on (i) the date on which any person beneficially owns more than 35% of the total voting power of UCAR or (ii) the date at the end of any two-year period on which Incumbent Directors cease to constitute a majority of UCAR's Board of Directors, except that any transaction approved by a majority of the Incumbent Directors shall not constitute a change in control if so determined by two-thirds of the Incumbent Directors.

     REPORT ON EXECUTIVE COMPENSATION. In accordance with the rules and regulations of the SEC, the following report of the Organization, Compensation and Pension Committee and the table and other information under the caption "Performance Graph" appearing immediately thereafter shall not be deemed to be soliciting material within the meaning of Regulations 14A and 14C under the Securities Exchange Act of 1934, filed with the SEC under the Exchange Act or otherwise subject to Regulations 14A or 14C or the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other document filed with the SEC.

     UCAR's philosophy has always been, and continues to be, to seek to align the interests of management with the interests of stockholders. UCAR seeks to implement this philosophy through a combination of base compensation (including benefits) and stock and cash-based incentives. In general, base compensation is intended to be sufficient to attract and retain and motivate qualified management employees. Stock-based incentive compensation is designed to reward management for increases in the market value of the common stock. The Committee believes that this is the primary interest of stockholders and that, over the long term, improvements in the financial performance of UCAR's business will be the primary drivers of such increases. The Committee also recognizes that, notwithstanding improvements in financial performance, increases in market value may not be realized on a timely basis due to external factors beyond management's control. These include macroeconomic factors such as changes in interest rates and monetary and fiscal policies in the United States and elsewhere. The Committee believes that cash-based incentive compensation is an important element in keeping management focused on improving UCAR's financial performance despite those external factors.

     Implementation of this philosophy is tempered by several factors. First, competition for qualified management employees is intense. Second, UCAR continues to face antitrust and other legal issues even though many of such issues have been resolved. At the same time, it has encountered a very difficult business environment. This is due to, among other things, economic conditions which are materially adversely affecting the global steel and metal industries that are UCAR's principal customers.

     Since mid-1998, UCAR has put in place a new management team. Viewing that development and other changed conditions as an opportunity to make adjustments (to the extent feasible under existing contracts), executive compensation has been both reset and simplified from the plan that had been put in place in connection with the 1995 Equity Recapitalization. This new approach to executive compensation consists primarily of base salary, annual cash bonuses and stock options and restricted stock. Each of the components mentioned is awarded to the chief executive officer by UCAR's Board of Directors based on recommendations of the Committee and to the other members of senior management by UCAR's Board of Directors based on recommendations by the chief executive officer as well as the Committee.

     Base salary for each member of senior management is determined after taking into account his or her current or new position and current base salary, salaries and other compensation offered by other companies for individuals in equivalent positions, the performance during the prior year of the business or functional unit for which he or she was responsible and, to the extent relevant, the geographic area in which he or she is or will be employed.

     Annual cash bonuses awarded to each member of senior management are determined based on the factors mentioned above, achievement of specified goals during the prior year and performance of UCAR as a whole during the prior year. Annual cash bonuses for each year are determined and payable in the following year. The specified goals for 1999 related to earnings per share, cost savings, cash flow and strategic initiatives, including those contained within UCAR's financial plans announced in September 1998. Since annual cash bonuses were not generally paid for 1998 due to, among other things, the short time period for which new management had been in place and UCAR's financial performance in 1998, the annual cash bonuses for 1999 represented approximately one and one-half times normalized annual cash bonuses. The specified goals for 2000 relate to return on invested capital, cash flow and cost savings.

     Stock options granted to each member of senior management are determined based on the same factors mentioned above. In September 1998, UCAR's Board of Directors granted options to each member of senior management in amounts equal to approximately three times normalized annual grants. These grants were and are expected to be the only major grants to be made to these members of senior management through 2000, aside from those in connection with promotions and similar events. The options had two vesting periods, a short-term period designed to retain management employees while UCAR's global restructuring and rationalization plan is being implemented and a long-term period designed to retain management employees for an extended period, subject to accelerated vesting if target prices for the common stock were met. Such target prices were achieved and all of such options have vested.

     Mr. Playford's compensation for 1999 was determined on the same basis as other members of senior management (commensurate with his position), but with adjustments to take into account incentives to induce him to assume increased leadership and responsibility for UCAR, as he took on the additional responsibilities of Chairman of the Board, under continuing difficult circumstances, as well as his experience and prior familiarity with UCAR's business and industry.

     Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of the $1 million limit certain elements of compensation, including performance based compensation, provided that certain requirements are met. While the Committee and UCAR's Board of Directors considered the impact of Section 162(m) in connection with adopting and implementing the philosophy described above, they do not believe that Section 162(m) is a significant factor in determining the amount or types of compensation to be paid to senior management or the conditions to payment of such compensation.

                                          R. Eugene Cartledge
                                          John R. Hall
                                          Thomas Marshall

     PERFORMANCE GRAPH. The graph set forth below shows cumulative total return to stockholders on an initial investment of $100 in the common stock as compared to an initial investment of $100 in the Standard & Poor's 400 Midcap Index and the NYSE Industrials Index over the period from August 10, 1995, the first trading date for the common stock, through December 31, 1999. Total return assumes dividend reinvestment. The performance shown on the graph is not necessarily indicative of future performance.

     Sources:  Compustat, Bloomberg L.P.

                              (PERFORMANCE GRAPH)

                                        10 AUG 95   31 DEC 95   31 DEC 96   31 DEC 97   31 DEC 98   31 DEC 99
                                        ---------   ---------   ---------   ---------   ---------   ---------
UCAR INTERNATIONAL INC................   $100.00     $125.58     $140.00     $148.61     $ 74.99     $ 74.99
S&P MIDCAP 400 INDEX..................    100.00      106.41      126.87      167.76      190.34      216.30
NYSE INDUSTRIALS......................    100.00      109.80      133.62      173.34      195.93      217.45

     SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS. The following table sets forth, as of March 10, 2000, the number and percentage of outstanding shares of common stock owned beneficially by: (i) each stockholder known by UCAR to own more than 5% of the outstanding shares of common stock;
(ii) each director of UCAR; (iii) each of the named executive officers; and (iv) all directors and executive officers as a group. The number of shares of common stock outstanding as of March 10, 2000 was 45,119,788.

                                                                               PERCENTAGE OF
                                                                                OUTSTANDING
                     BENEFICIAL OWNER                       NUMBER OF SHARES      SHARES
                     ----------------                       ----------------   -------------
Southeastern Asset Management, Inc.(a)....................     8,900,200           19.7%
  6075 Poplar Avenue, Suite 900
  Memphis, TN 38119
Gilbert E. Playford(b)....................................       458,286            1.0%
Craig S. Shular(b)........................................       185,869              *
Peter B. Mancino(b)(c)....................................       176,338              *
Corrado F. De Gasperis(b)(d)..............................       103,872              *
Petrus J. Barnard(b)......................................       197,828              *
R. Eugene Cartledge(b)....................................        21,800              *
Mary B. Cranston(e).......................................         2,000              *
Alec Flamm(b).............................................        14,400              *
John R. Hall(b)...........................................        22,000              *
Thomas Marshall(b)(f).....................................       210,400              *
Michael C. Nahl(b)(g).....................................        24,900              *
Directors and executive officers as a group(h) (13
  persons)................................................     1,691,597            3.7%

---------------

*   Represents holdings of less than one percent
(a) Based solely upon the amended Schedule 13G filed as of February 9, 2000 by such stockholder with the SEC. Such stockholder may be part of a group which filed the amended Schedule 13G jointly.
(b) Includes shares subject to vested options as follows: Mr. Playford, 300,000 shares; Mr. Shular, 150,000 shares; Mr. Mancino, 143,359 shares; Mr. De Gasperis, 75,000 shares; Mr. Barnard, 182,689 shares; Mr. Cartledge, 5,000 shares; Mr. Flamm, 5,000 shares; Mr. Hall, 5,000 shares; Mr. Marshall, 5,000 shares; and Mr. Nahl, 5,000 shares.
(c)  As of December 31, 1999.
(d)  Includes 4,500 shares owned by Mr. De Gasperis' spouse.
(e) Owned by the Mary & Harold Cranston Family Trust of which Ms. Cranston is Trustee.
(f) Includes 75,000 shares owned through a self-directed IRA and 75,000 shares owned by the Thomas Marshall Foundation, of which Mr. Marshall is a director.
(g)  Includes 1,700 shares owned for the account of Mr. Nahl's minor child.
(h) Based solely upon registered ownership. Includes 1,097,681 shares subject to vested options and options that are scheduled to vest by May 30, 2000.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Exchange Act requires UCAR's directors and officers and holders of more than 10% of the outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of UCAR. UCAR believes that, during 1999, its directors and officers and holders of more than 10% of the outstanding shares of common stock complied with all reporting requirements under Section 16(a).

     CERTAIN TRANSACTIONS. In connection with the 1995 Equity Recapitalization, we provided interest-free loans (i) in an aggregate amount of $2 million to members of management who purchased stock and received additional restricted matching stock pursuant to an equity ownership program and (ii) in the aggregate amount of $1 million to members of management who elected to recognize income pursuant to Section 83(b) of the Internal Revenue Code at the time they received the restricted matching stock. In addition, we agreed to reimburse the borrowers for the incremental income tax liability (at such time as such liability is incurred) due on interest income imputed because of the interest-free nature of the loans.

Although the loans generally are nonrecourse to the borrowers, we are permitted to offset severance payments which are otherwise payable to the borrowers upon their termination of employment by the amount of any outstanding loan. Mr. Mancino was the only named executive officer who had such a loan outstanding in 1999. The outstanding amount of the loan to Mr. Mancino at December 31, 1999, which is also the largest aggregate amount of such loan outstanding during 1999, was $102,547.

     In 1998, UCAR's Board of Directors adopted an executive employee loan program. All members of senior management are eligible to participate in the program. Under the program, participants are able to borrow, on a full recourse basis, an amount equal to up to their annual base salary (or, in the case of the chief executive officer, three times his annual base salary). The loans are non interest-bearing and become due upon the earlier to occur of termination of employment or the expiration of five years from the date of borrowing. We have agreed to reimburse the borrowers for the incremental income tax liability (at such time as such liability is incurred) due on the interest income imputed because of the interest-free nature of the loans. The outstanding amount of each such loan to a named executive officer at December 31, 1999, which is also the largest aggregate amount of each such loan outstanding during 1999, was:
$1,620,000 for Mr. Playford; $225,000 for Mr. Shular; $215,000 for Mr. Mancino; $175,000 for Mr. De Gasperis; $176,000 for Mr. Barnard; and an aggregate of $1,196,000 for all other executive officers as a group.

     In 1998, UCAR's Board of Directors adopted an executive employee stock purchase program. All members of senior management are eligible to participate in the program. Under the program, participants are able to purchase shares of common stock from UCAR in an amount equal to up to their annual base salary (or, in the case of the chief executive officer, three times his annual base salary). The purchase price per share under the program equals the closing price of a share of common stock on the last trading day prior to the date of purchase. During January 1999, Mr. Shular purchased 12,996 shares at a purchase price of $17.31 per share.

     STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING OF STOCKHOLDERS FOR 2001. Proposals which stockholders wish to have considered for inclusion in the proxy statement for the annual meeting of stockholders for 2001 must be received at UCAR's principal executive office on or before November 25, 2000. UCAR's By-Laws provide that notice of a proposal by a stockholder must be received by the Secretary of UCAR not later than the date that is 120 days before the meeting before which such proposal is to be brought, except in certain circumstances, and must contain detailed information regarding the proposal and the stockholder making the proposal. Proxyholders named in the proxy card enclosed with that proxy statement will have discretionary authority to vote on any proposal submitted after such deadline.

INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP has been recommended by the Audit and Finance Committee and selected by UCAR's Board of Directors to audit our books and accounts for 2000.

     Representatives of KPMG LLP will be present at the meeting, will be given the opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     KPMG LLP has advised us that neither it nor any of its members has any direct financial interest in UCAR as a promoter, underwriter, voting trustee, director, officer or employee.

     All professional services rendered by KPMG LLP during 1999 were furnished at customary rates.

OTHER INFORMATION

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of common stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business.

     The nominees receiving a plurality of the votes cast will be elected as directors.

     Only those votes cast for or against a proposal are used in determining the results of a vote.

     Abstentions and broker nonvotes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum. With respect to the approval of any particular proposal, abstentions are considered present at the meeting, but since they are not affirmative votes for the proposal they will have the same effect as votes against the proposal. Broker nonvotes, on the other hand, are not considered present at the meeting for the particular proposal for which the broker withheld authority to vote.

     In addition to the solicitation of proxies by mail, officers or other employees, without extra remuneration, may solicit proxies by telephone or personal contact.

     We will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of common stock and will pay such persons for forwarding such material.

     All costs for the solicitation of proxies by UCAR's Board of Directors, anticipated to be approximately $10,000, will be borne by us.

     A list of stockholders entitled to vote at the meeting will be available for examination by stockholders during ordinary business hours during the 10 days prior to the meeting at UCAR's principal executive offices at Suite 1100, 3102 West End Avenue, Nashville, Tennessee.

1.       Election of Directors

         FOR all nominees listed below.

         WITHHOLD AUTHORITY to vote for all nominees listed below.

         *EXCEPTIONS

Nominees: Gilbert E. Playford, R. Eugene Cartledge, Mary B. Cranston, Alec Flamm, John R. Hall, Thomas Marshall and Michael C. Nahl.

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions_____________________________________________________________________

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment to postponement thereof.

If you plan to attend the meeting, please check here.

Change of Address and or Comments mark Here.

The signature on this Proxy should correspond exactly with stockholders name as printed to the left. In the case of joint tenancies both stockholders should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Dated:__________________, 2000

______________________________
         (Signature)

______________________________
         (Signature)


PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY

Voices must be indicated (x) in Black or Blue ink.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                             UCAR INTERNATIONAL INC.
                          PROXY/VOTING INSTRUCTION CARD

         This proxy is solicited on behalf of the Board of Directors of
                            UCAR International Inc.
              For the Annual Meeting of Stockholders on May 9, 2000

         The undersigned appoints Gilbert E. Playford, Craig S. Shular and Karen
G. Narwold, and each of them with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of UCAR International Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 9, 2000, and at any adjournment or postponement thereof, as indicated on the reverse side.

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election for the nominees listed on the reverse side. If you are a participant in the UCAR Carbon Savings Plan (the "Savings Plan"), the front of this Proxy Card shows units allocated to you under the Savings Plan. The actual number of shares allocated to you and which will be voted on your behalf at the Annual Meeting of Stockholders in respect of such units may vary slightly in accordance with the provisions of the Savings Plan.

(Continued, and to be dated and signed, on the other side)

                                           UCAR INTERNATIONAL INC.
                                           P.O. BOX 11202
                                           NEW YORK, NY  10203-0202